                          SCHEDULE 14A INFORMATION

PROXY STATEMENT PURSUANT TO SECTION 14(A) OF THE SECURITIES EXCHANGE ACT OF 1934
                              (AMENDMENT NO.  )

Filed by the Registrant [X]

Filed by a Party other than the Registrant [_]

Check the appropriate box:

[_] Preliminary Proxy Statement       [_] Confidential, for Use of the
                                          Commission Only (as permitted by
                                          Rule 14a-6(e)(2))

[X] Definitive Proxy Statement

[_] Definitive Additional Materials

[_] Soliciting Material Pursuant to (S)240.14a-11(c) or (S)240.14a-12


                              THERMO SENTRON INC.
              ------------------------------------------------
              (Name of Registrant as Specified In Its Charter)

                              THERMO SENTRON INC.
              ------------------------------------------------
                 (Name of Person(s) Filing Proxy Statement)


Payment of Filing Fee (check the appropriate box):

[X] No fee required

[_] Fee computed on table below per Exchange Act Rules 14a-6(i)(4) and 0-11.

    (1) Title of each class of securities to which transaction applies:

        ________________________________________________________________________

    (2) Aggregate number of securities to which transaction applies:

        ________________________________________________________________________

    (3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (Set forth the amount on which the filing fee is calculated and state how it was determined):

        ________________________________________________________________________

    (4) Proposed maximum aggregate value of transaction:

        ________________________________________________________________________

    (5) Total fee paid:

        ________________________________________________________________________

[_] Fee paid previously with preliminary materials.

[_] Check box if any part of the fee is offset as provided by Exchange Act Rule
    0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

    (1) Amount Previously Paid:

        ________________________________________________________________________

    (2) Form, Schedule or Registration Statement No.:

        ________________________________________________________________________

    (3) Filing Party:

        ________________________________________________________________________

    (4) Date Filed:

        ________________________________________________________________________

THERMO SENTRON INC.

501 90th Avenue N.W.
Minneapolis, Minnesota  55433



                                                                  April 23, 1998

Dear Stockholder:

     The enclosed Notice calls the 1998 Annual Meeting of the Stockholders of Thermo Sentron Inc. I respectfully request that all Stockholders attend this meeting, if possible.

     Our Annual Report for the year ended January 3, 1998, is enclosed. I hope you will read it carefully. Feel free to forward any questions you may have if you are unable to be present at the meeting.

     Enclosed with this letter is a proxy authorizing three officers of the Corporation to vote your shares for you if you do not attend the meeting. Whether or not you are able to attend the meeting, I urge you to complete your proxy and return it to our transfer agent, American Stock Transfer & Trust Company, in the enclosed addressed, postage-paid envelope, as a quorum of the Stockholders must be present at the meeting, either in person or by proxy.

     I would appreciate your immediate attention to the mailing of this proxy.

                                    Yours very truly,



                                    LEWIS J. RIBICH
                          President and Chief Executive Officer

THERMO SENTRON INC.

501 90th Avenue N.W.
Minneapolis, MN  55433



                                                                  April 23, 1998


To the Holders of the Common Stock of
THERMO SENTRON INC.


                            NOTICE OF ANNUAL MEETING

     The 1998 Annual Meeting of the Stockholders of Thermo Sentron Inc. (the "Corporation") will be held on Monday, June 1, 1998, at 1:30 p.m. at The Hyatt Regency Scottsdale Resort at Gainey Ranch, 7500 East Doubletree Ranch Road, Scottsdale, Arizona, 85258. The purpose of the meeting is to consider and take action upon the following matters:

1.   Election of five directors.

2. Such other business as may properly be brought before the meeting and any adjournment thereof.

     The transfer books of the Corporation will not be closed prior to the meeting, but, pursuant to appropriate action by the board of directors, the record date for the determination of the Stockholders entitled to receive notice of and to vote at the meeting is April 3, 1998.

     The By-laws require that the holders of a majority of the stock issued and outstanding and entitled to vote be present or represented by proxy at the meeting in order to constitute a quorum for the transaction of business. It is important that your shares be represented at the meeting regardless of the number of shares you may hold. Whether or not you are able to be present in person, please sign and return promptly the enclosed proxy in the accompanying envelope, which requires no postage if mailed in the United States.

     This Notice, the proxy and proxy statement enclosed herewith are sent to you by order of the board of directors.


                                    SANDRA L. LAMBERT
                                        Secretary

                                PROXY STATEMENT

     The enclosed proxy is solicited by the board of directors of Thermo Sentron Inc. (the "Corporation") for use at the 1998 Annual Meeting of the Stockholders (the "Meeting") to be held on Monday, June 1, 1998, at 1:30 p.m. at The Hyatt Regency Scottsdale Resort at Gainey Ranch, Scottsdale, Arizona, and any adjournment thereof. The mailing address of the executive office of the Corporation is 501 90th Avenue, N.W., Minneapolis, Minnesota 55433. This proxy statement and the enclosed proxy were first furnished to Stockholders of the Corporation on or about April 29, 1998.


                               VOTING PROCEDURES

     The board of directors intends to present to the Meeting the election of five directors, constituting the entire board of directors.

     The representation in person or by proxy of a majority of the outstanding shares of common stock of the Corporation, $.01 par value, ("Common Stock") entitled to vote at the Meeting is necessary to provide a quorum for the transaction of business at the Meeting. Shares can only be voted if the Stockholder is present in person or is represented by returning a properly signed proxy. Each Stockholder's vote is very important. Whether or not you plan to attend the Meeting in person, please sign and promptly return the enclosed proxy card, which requires no postage if mailed in the United States. All signed and returned proxies will be counted towards establishing a quorum for the Meeting, regardless of how the shares are voted.

     Shares represented by proxy will be voted in accordance with your instructions. You may specify your choice by marking the appropriate box on the proxy card. If your proxy card is signed and returned without specifying choices, your shares will be voted for the management nominees for directors and as the individuals named as proxy holders on the proxy deem advisable on all other matters as may properly come before the Meeting.

     In order to be elected a director, a nominee must receive the affirmative vote of a majority of the shares of Common Stock present and entitled to vote on the election. Withholding authority to vote for a nominee for director will be treated as shares present and entitled to vote and, for purposes of determining the outcome of the vote, will have the same effect as a vote against the nominee. With respect to the election of directors, broker "non-votes" will not be treated as shares present and entitled to vote on a voting matter and will have no effect on the outcome of the vote. A broker "non-vote" occurs when a nominee holding shares for a beneficial holder does not have discretionary voting power and does not receive voting instructions from the beneficial owner.

     A Stockholder who returns a proxy may revoke it at any time before the Stockholder's shares are voted at the Meeting by written notice to the Secretary of the Corporation received prior to the Meeting, by executing and returning a later dated proxy or by voting by ballot at the Meeting.

     The outstanding stock of the Corporation entitled to vote (excluding shares held in treasury by the (Corporation) as of April 3, 1998, consisted of 9,875,000 shares of Common Stock. Only Stockholders of record at the close of business on April 3, 1998, are entitled to vote at the Meeting. Each share is entitled to one vote.

                                 - PROPOSAL 1 -

                             ELECTION OF DIRECTORS

     Five directors are to be elected at the Meeting, each to hold office until his successor is chosen and qualified or until his earlier resignation, death or removal.


NOMINEES FOR DIRECTORS

     Set forth below are the names of the persons nominated as directors, their ages, their offices in the Corporation, if any, their principal occupation or employment for the past five years, the length of their tenure as directors and the names of other public companies in which such persons hold directorships. Information regarding their beneficial ownership of the Corporation's Common Stock and of the common stock of its parent company, Thermedics Inc. ("Thermedics"), a manufacturer of product quality-assurance systems, security devices and biomedical products, and Thermedics' parent company, Thermo Electron Corporation ("Thermo Electron"), a provider of diversified products and services for biomedical, instrument and environmental markets, is reported under the caption "Stock Ownership." All of the nominees are currently directors of the Corporation.


------------------------------------------------------------------------------------------------------------------------------------

MARSHALL J. ARMSTRONG               Mr. Armstrong, 62, has been a director of the Corporation since September
                                    1996.  Mr. Armstrong has been senior vice president, government affairs of
                                    Thermo Electron since March 1997 and was a vice president of Thermo
                                    Electron from 1986 until his promotion.  He also served as chairman of the board of Thermo Power Corporation, a majority-owned subsidiary of Thermo
                                    Electron that manufactures packaged cogeneration, commercial cooling and specialized refrigeration systems, from 1990 to 1996, as its chief executive officer from 1991 to 1996, and as its president from 1992 to
                                    1995.  He is also a director of SatCon Technology Corporation and Thermo
                                    Power Corporation.
------------------------------------------------------------------------------------------------------------------------------------

DONALD E. NOBLE                     Mr. Noble, 83, has been a director of the Corporation since January 1996.
                                    For more than 20 years, from 1959 to 1980, Mr. Noble served as the chief executive officer of Rubbermaid Incorporated, first with the title of president and then as chairman of the board.  Mr. Noble is also a director of Thermo Electron, Thermo Fibertek Inc., Thermo Power Corporation and
                                    Thermo TerraTech Inc.
----------------------------------------------------------------------------------------------------------------
LEWIS J. RIBICH                     Mr. Ribich, 54, has been the chief executive officer, president and a director of the Corporation since its inception in 1995.  He has also been president of Ramsey Technology Inc., the predecessor of the Corporation, since 1990.
----------------------------------------------------------------------------------------------------------------
PETER RICHMAN                       Mr. Richman, 70, has been a director of the Corporation since January 1996.
                                    Mr. Richman was a consultant to Thermedics and its subsidiaries on corporate development and acquisition strategies from March 1993 to March
                                    1995.  For more than five years prior to 1993, Mr. Richman was the founder, president and chief executive officer of Keytek Instrument Corp., a manufacturer of electromagnetic compatibility testing equipment, which was sold in 1993 to Thermo Voltek Corp., a majority-owned subsidiary of
                                    Thermedics.  Mr. Richman is also a director of Thermo Voltek Corp.
----------------------------------------------------------------------------------------------------------------
JOHN W. WOOD JR.                    Mr. Wood, 54, has been a director of the Corporation and its chairman of the board since its inception in 1995.  Mr. Wood has been a senior vice president of Thermo Electron since November 1995, and was a vice president of Thermo Electron from September 1994 to November 1995.  Mr. Wood has also been the chairman of the board of Thermedics since March 1998, and served as its president and chief executive officer from 1984 to March 1998.  Mr.
                                    Wood is also a director of Thermedics, Thermedics Detection Inc., Thermo
                                    Cardiosystems Inc. and Thermo Voltek Corp.
----------------------------------------------------------------------------------------------------------------

COMMITTEES OF THE BOARD OF DIRECTORS AND MEETINGS

     The board of directors has established an audit committee and a human resources committee, each consisting solely of outside directors. The present members of the audit committee are Mr. Noble and Mr. Richman (Chairman). The audit committee reviews the scope of the audit with the Corporation's independent public accountants and meets with them for the purpose of reviewing the results of the audit subsequent to its completion. The present members of the human resources committee are Mr. Noble (Chairman) and Mr. Richman. The human resources committee reviews the performance of senior members of management, approves executive compensation and administers the Corporation's stock option and other stock-based compensation plans. The Corporation does not have a nominating committee of the board of directors. The board of directors met three times, the audit committee met twice and the human resources committee met four times during fiscal 1997. Each director attended at least 75% of all meetings of the board of directors and committees on which he served held during fiscal 1997.


COMPENSATION OF DIRECTORS


     CASH COMPENSATION

     Directors who are not employees of the Corporation, of Thermo Electron or of any other companies affiliated with Thermo Electron (also referred to as "outside directors") receive an annual retainer of $2,000 and a fee of $1,000 per day for attending regular meetings of the board of directors and $500 per day for participating in meetings of the board of directors held by means of conference telephone and for participating in certain meetings of committees of the board of directors. Payment of directors' fees is made quarterly. Messrs. Armstrong, Ribich and Wood are all employees of Thermo Electron or its subsidiaries and do not receive any cash compensation from the Corporation for their services as directors. Directors are also reimbursed for out-of-pocket expenses incurred in attending such meetings.


     DEFERRED COMPENSATION PLAN

     Under the deferred compensation plan for directors (the "Deferred Compensation Plan"), a director has the right to defer receipt of his cash fees until he ceases to serve as a director, dies or retires from his principal occupation. In the event of a change in control or proposed change in control of the Corporation that is not approved by the board of directors, deferred amounts become payable immediately. Either of the following is deemed to be a change of control: (a) the acquisition, without the prior approval of the board of directors, directly or indirectly, by any person of 50% or more of the outstanding Common Stock or the outstanding common stock of Thermedics or 25% or more of the outstanding common stock of Thermo Electron; or (b) the failure of the persons serving on the board of directors immediately prior to any contested election of directors or any exchange offer or tender offer for the Common Stock or the common stock of Thermedics or 25% or more of the outstanding common stock of Thermo Electron to constitute a majority of the board of directors at any time within two years following any such event. Amounts deferred pursuant to the Deferred Compensation Plan are valued at the end of each quarter as units of the Corporation's Common Stock. When payable, amounts deferred may be disbursed solely in shares of Common Stock accumulated under the Deferred Compensation Plan. A total of 25,000 shares of Common Stock have been reserved for issuance under the Deferred Compensation Plan. As of March 1, 1998, deferred units equal to 1,634.25 shares of Common Stock were accumulated under the Deferred Compensation Plan.


     DIRECTORS STOCK OPTION PLAN

     The Corporation's directors stock option plan (the "Directors Plan") provides for the grant of stock options to purchase shares of Common Stock of the Corporation to outside directors as additional compensation for their service as directors. The Directors Plan provides for the grant of stock options upon a director's initial appointment and, beginning in 2000, awards options to purchase 1,000 shares annually to outside directors. A total of 100,000 shares of Common Stock have been reserved for issuance under the Directors Plan.

     Under the Directors Plan, each outside director who joined the board of directors prior to or during 1996 was granted an option to purchase 15,000 shares of Common Stock upon the effective date of the Corporation's initial public offering. The size of awards to new directors appointed to the board of directors after 1996 is reduced by 3,750 shares in each subsequent year.
Outside directors who join the board of directors after 1999 would not receive an option grant upon their appointment or election to the board of directors, but would be eligible to participate in the annual option awards described below. Options evidencing initial grants to directors are exercisable six months after the date of grant. The shares acquired upon exercise are subject to restrictions on transfer and the right of the Corporation to repurchase such shares at the exercise price in the event the director ceases to serve as a director of the Corporation or any other Thermo Electron company. The restrictions and repurchase rights lapse or are deemed to have lapsed in equal annual installments of 3,750 shares per year, starting with the first anniversary of the grant date, provided the director has continuously served as a director of the Corporation or any other Thermo Electron company since the grant date. These options expire on the fifth anniversary of the grant date, unless the director dies or otherwise ceases to serve as a director of the Corporation or any other Thermo Electron company prior to that date.

     Outside directors will also receive an annual grant of options to purchase 1,000 shares of Common Stock, commencing with the Annual Meeting of the Stockholders to be held in 2000. The annual grant will be made at the close of business on the date of each Annual Meeting of the Stockholders of the Corporation to each outside director then holding office. Options evidencing annual grants will be exercisable at any time from and after the six-month anniversary of the grant date of the option and prior to the expiration of the option on the third anniversary of the grant date. Shares acquired upon exercise of the options would be subject to repurchase by the Corporation at the exercise price if the recipient ceased to serve as a director of the Corporation or any other Thermo Electron company prior to the first anniversary of the grant date.

     The exercise price for options granted under the Directors Plan is the average of the closing prices of the Common Stock as reported on the American Stock Exchange (or other principal market on which the Common Stock is then traded) for the five trading days immediately preceding and including the date of grant, or, if the shares are not then traded, at the last price per share paid by third parties in an arms-length transaction prior to the option grant. As of March 1, 1998, options to purchase 30,000 shares of Common Stock were outstanding under the Directors Plan, no options had lapsed or been exercised, and options to purchase 70,000 shares of Common Stock were reserved and available for future grant.


STOCK OWNERSHIP POLICIES FOR DIRECTORS

     During 1996, the human resources committee of the board of directors (the "Committee") established a stock holding policy for directors. The stock holding policy requires each director to hold a minimum of 1,000 shares of Common Stock. Directors are requested to achieve this ownership level by the 1998 Annual Meeting of Stockholders. The chief executive officer of the Corporation is required to comply with a separate stock holding policy established by the Committee in 1996, which is described in "Committee Report on Executive Compensation - Stock Ownership Policies."

     In addition, the Committee adopted a policy requiring directors to hold shares of the Corporation's Common Stock equal to one-half of their net option exercises over a period of five years. The net option exercise is determined by calculating the number of shares acquired upon exercise of a stock option, after deducting the number of shares that could have been traded to exercise the option and the number of shares that could have been surrendered to satisfy tax withholding obligations attributable to the exercise of the option. This policy is also applicable to executive officers and is described in "Committee Report on Executive Compensation - Stock Ownership Policies."


                                STOCK OWNERSHIP

     The following table sets forth the beneficial ownership of Common Stock, as well as the common stock of Thermedics, the Corporation's parent company, and of Thermo Electron, Thermedics' parent company, as of March 1, 1998, with respect to (i) each director, (ii) each executive officer named in the summary compensation table under the heading "Executive Compensation" and (iii) all directors and executive officers as a group. In addition, the following table sets forth the beneficial ownership of Common Stock as of March 1, 1998, with respect to each person who was known by the Corporation to own beneficially more than 5% of the outstanding shares of Common Stock.

     While certain directors and executive officers of the Corporation are also directors and executive officers of Thermedics or its subsidiaries other than the Corporation, all such persons disclaim beneficial ownership of the shares of Common Stock owned by Thermedics.

                                      THERMO SENTRON     THERMEDICS       THERMO
              NAME (1)                   INC. (2)          INC.(3)      ELECTRON(4)
---------------------------------------------------------------------------------------
Thermo Electron Corporation (5)            7,688,000            --              --
Dimensional Fund Advisers Inc. (6)           611,600            --              --
Marshall J.  Armstrong                         2,000        14,173         147,754
M. Preston Luman                              46,900        11,097           4,668
Donald E. Noble                               17,448        14,173          56,651
Lewis J. Ribich                              105,900        52,401          22,595
Peter Richman                                 16,485         4,500               0
John W. Wood Jr.                              33,400       188,406         272,157
All directors and executive
     officers as a group (8 persons)         269,033       357,015       1,316,652


(1) Except as reflected in the footnotes to this table, shares beneficially owned consist of shares owned by the indicated person or by that person for the benefit of minor children and all share ownership includes sole voting and investment power.

(2) Shares of the Common Stock beneficially owned by Mr. Armstrong, Mr. Luman, Mr. Noble, Mr. Ribich, Mr. Richman, Mr. Wood and all directors and executive officers as a group include 2,000, 40,700, 15,000, 100,700, 15,000, 30,400 and 223,800 shares, respectively, that such person or group has the right to acquire within 60 days of March 1, 1998, through the exercise of stock options. Shares of the Common Stock beneficially owned by Mr. Noble, Mr. Richman and all directors and executive officers as a group include 1,148, 485 and 1,633 full shares, respectively, allocated to their respective accounts through March 1, 1998, maintained under the Corporation's Deferred Compensation Plan for directors. No director or executive officer beneficially owned more than 1% of the Common Stock outstanding as of March 1, 1998, except for Mr. Ribich, who owned 1.1%; all directors and executive officers as a group beneficially owned 2.7% of the Common Stock outstanding as of such date.

(3) Shares of the common stock of Thermedics beneficially owned by Mr. Luman, Mr. Noble, Mr. Ribich, Mr. Richman, Mr. Wood and all directors and executive officers as a group include 10,000, 4,500, 51,600, 4,500, 130,700 and 270,300 shares, respectively, that such person or group has the right to acquire within 60 days after March 1, 1998, through the exercise of stock options. Shares of the common stock of Thermedics beneficially owned by Mr. Armstrong and all directors and executive officers as a group include 1,448 and 4,479 full shares, respectively, allocated through March 1, 1998, to their accounts maintained pursuant to Thermo Electron's employee stock ownership plan (the "ESOP"), of which the trustees, who have investment power over its assets, are executive officers of Thermo Electron. Shares of the common stock of Thermedics beneficially owned by Mr. Wood include 2,600 shares held in trust for the benefit of two minor children. The directors and executive officers of the Corporation did not individually or as a group beneficially own more than 1% of the common stock of Thermedics outstanding as of March 1, 1998.

(4) Shares of the common stock of Thermo Electron beneficially owned by Mr. Armstrong, Mr. Luman, Mr. Noble, Mr. Ribich, Mr. Wood and all directors and executive officers as a group include 88,824, 4,100, 10,375, 21,425, 230,458 and 1,060,654 shares, respectively, that such person or group has the right to acquire within 60 days of March 1, 1998, through the exercise of stock options. Shares of the common stock of Thermo Electron beneficially owned by Mr. Armstrong and all directors and executive officers as a group include 2,598 and 6,060 full shares, respectively, allocated through March 1, 1998, to their accounts maintained pursuant to Thermo Electron's employee stock ownership plan (the "ESOP"), of which the trustees, who have investment power over its assets, are executive officers of Thermo Electron. Shares of the common stock of Thermo Electron beneficially owned by Mr. Noble and all directors and executive officers as a group include 42,861 full shares allocated to Mr. Noble's account maintained under the Thermo Electron deferred compensation plan for directors. Shares of the common stock of Thermo Electron beneficially owned by Mr. Armstrong include 249 shares owned by his spouse. The directors and executive officers of the Corporation did not individually or as a group beneficially own more than 1% of the common stock of Thermo Electron outstanding as of March 1, 1998.

(5) As of March 1, 1998, Thermo Electron, primarily through its majority-owned subsidiary Thermedics, beneficially owned approximately 78% of the outstanding Common Stock. Thermo Electron's address is 81 Wyman Street, Waltham, Massachusetts 02254-9046. As of March 1, 1998, Thermo Electron had the power to elect all of the members of the Corporation's board of directors.

(6) Information regarding the number of shares of the Common Stock beneficially owned by Dimensional Fund Advisers Inc. is based on the most recent
     Schedule 13G of Dimensional Fund Advisers Inc. received by the Corporation, which reported such ownership as of December 31, 1997. The address of Dimensional Fund Advisers Inc. is 1299 Ocean Avenue, 11th Floor, Santa Monica, California 90401. As of December 31, 1997, Dimensional Fund Advisers Inc. beneficially owned approximately 6.19% of the outstanding Common Stock. Dimensional Fund Advisors Inc. is a registered investment advisor. All shares that it is deemed to beneficially own are held in portfolios of DFA Investment Dimensions Group Inc., a registered open-end investment company, or in series of the DFA Investment Trust Company, a Delaware business trust, or the DFA Group Trust and DFA Participation Group Trust, investment vehicles for qualified employee benefit plans, all of which Dimensional Fund Advisors Inc. serves as investment manager. Dimensional Fund Advisors Inc. disclaims beneficial ownership of all such shares.

SECTION 16(A) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

     Section 16(a) of the Securities Exchange Act of 1934 requires the Corporation's directors and executive officers, and beneficial owners of more than 10% of the Common Stock, such as Thermo Electron, to file with the Securities and Exchange Commission initial reports of ownership and periodic reports of changes in ownership of the Corporation's securities. Based upon a review of such filings, all Section 16(a) filing requirements applicable to such persons were complied with during 1997, except in the following instances. Thermo Electron filed four Forms 4 late, reporting a total of 27 transactions, including 25 open market purchases of shares of Common Stock and two transactions associated with the grant of options to purchase Common Stock made to employees under its stock option program.


                             EXECUTIVE COMPENSATION


SUMMARY COMPENSATION TABLE

     The following table summarizes compensation for services to the Corporation in all capacities awarded to, earned by or paid to the Corporation's chief executive officer and one other most highly compensated executive officer (the "named executive officers") for the last three fiscal years. No other executive officer of the Corporation met the definition of "highly compensated" within the meaning of the Securities and Exchange Commission's executive compensation disclosure rules.

     The Corporation is required to appoint certain executive officers and full-time employees of Thermo Electron as executive officers of the Corporation, in accordance with the Thermo Electron Corporate Charter. The compensation for these executive officers is determined and paid entirely by Thermo Electron. The time and effort devoted by these individuals to the Corporation's affairs is provided to the Corporation under the Corporate Services Agreement between the Corporation and Thermo Electron. Accordingly, the compensation for these individuals is not reported in the following table.

                                                    SUMMARY COMPENSATION TABLE
------------------------------------------------------------------------------------------------------------------------------------


                                                                    LONG TERM
                                                                   COMPENSATION
                                                                   ------------
                            FISCAL      ANNUAL COMPENSATION    SECURITIES UNDERLYING
        NAME AND            FISCAL      -------------------   OPTIONS (NO. OF SHARES      ALL OTHER
   PRINCIPAL POSITION        YEAR       SALARY       BONUS        AND COMPANY (1)       COMPENSATION (2)
   ------------------        ----       ------       -----        ---------------       ----------------
Lewis J. Ribich              1997       $165,000     $95,000         40,700 (TSR)          $10,410 (3)
   President and                                                     10,100 (TMO)
   Chief Executive Officer                                              900 (TMD)
                             1996       $159,000     $89,000         60,000 (TSR)           $8,059 (3)
                                                                         75 (TMO)
                                                                        600 (TMD)
                                                                      2,000 (TFG)
                             1995       $155,000     $87,500            100 (TMD)           $6,750
M. Preston Luman             1997       $104,000     $44,390         20,700 (TSR)           $8,675 (4)
  Vice President,                                                     4,100 (TMO)
  Finance and Operations     1996       $100,000     $48,000         20,000 (TSR)           $6,240 (4)
                             1995        $95,000     $40,000             --                 $6,594
------------------------------------------------------------------------------------------------------------


(1)  Options granted by the Corporation are designated in the table as "TSR."
     In addition, the named executive officers have also been granted options to purchase common stock of Thermo Electron and its majority-owned subsidiaries from time to time as part of Thermo Electron's stock option program. Options have been granted during the last three fiscal years in the following Thermo Electron companies: Thermo Electron (designated in the table as TMO), Thermedics Inc. (designated in the table as TMD), and Thermo Fibergen Inc. (designated in the table as TFG).

(2) Represents the amount of matching contributions made by the individual's employer on behalf of executive officers participating in the Thermo Electron 401(k) plan.

(3) In addition to the matching contribution referred to in footnote (2), such amounts include $3,660 and $1,309, which represent the amounts of compensation attributable in 1997 and 1996, respectively, to interest-free loans provided to Mr. Ribich pursuant to the Corporation's stock holding assistance plan. See "Relationship with Affiliates - Stock Holding Assistance Plan."

(4) In addition to the matching contribution referred to in footnote (2), such amounts include $3,331 and $896, respectively, which represent the amounts of compensation attributable in 1997 and 1996, respectively, to interest-free loans provided to Mr. Luman pursuant to the Corporation's stock holding assistance plan. See "Relationship with Affiliates - Stock Holding Assistance Plan."

STOCK OPTIONS GRANTED DURING FISCAL 1997

     The following table sets forth information concerning individual grants of stock options made during fiscal 1997 to the Corporation's chief executive officer and the other named executive officer. It has not been the Corporation's policy in the past to grant stock appreciation rights, and no such rights were granted during fiscal 1997.


                                                   OPTION GRANTS IN FISCAL 1997
------------------------------------------------------------------------------------------------------------------------------------


                                                                                        POTENTIAL REALIZABLE
                                                                                          VALUE AT ASSUMED
                                                                                       ANNUAL RATES OF STOCK
                                               PERCENT OF                              PRICE APPRECIATION FOR
                      NUMBER OF SECURITIES   TOTAL OPTIONS    EXERCISE                     OPTION TERM(2)
                       UNDERLYING OPTIONS     EMPLOYEES IN    PRICE PER  EXPIRATION    ----------------------
        NAME              GRANTED (1)          FISCAL YEAR      SHARE       DATE         5%              10%
        ----              ----------           -----------      ----        ----         ----            ----
Lewis J. Ribich          40,000 (TSR)            20.00%          $9.80     3/19           $312,000     $838,400
                            700 (TSR)             0.30%          $9.80     3/19/0           $1,078       $2,268
                            100 (TMO)             0.01%(3)      $34.20     6/3/00             $539       $1,132
                         10,000 (TMO)             0.70%(3)      $39.39     9/24           $313,500     $842,300
                            900 (TMD)             0.30%(3)      $19.03     3/20/0           $2,700       $5,670
M. Preston Luman            700 (TSR)             0.30%          $9.80     3/19/0           $1,078       $2,268
                         20,000 (TSR)             10.00%        $13.23     9/10           $210,600     $565,800
                            100 (TMO)             0.01%(3)      $34.20     6/3/00             $539       $1,132
                          4,000 (TMO)             0.01%(3)      $39.39     9/24           $125,400     $336,920
---------------------------------------------------------------------------------------------------------------


(1) The options granted during the fiscal year are immediately exercisable as of the end of the fiscal year. In all cases, the shares acquired upon exercise are subject to repurchase by the granting corporation at the exercise price if the optionee ceases to be employed by such corporation or any other Thermo Electron company. The granting corporation may exercise its repurchase rights within six months after the termination of the optionee's employment. The repurchase rights generally lapse ratably over a five- to ten-year period, depending on the option term, which may vary from seven to twelve years, provided that the optionee continues to be employed by the Corporation or another Thermo Electron company. Certain options have three-year terms and the repurchase rights lapse in their entirety on the second anniversary of the grant date. The granting corporation may permit the holder of options to exercise options and to satisfy tax withholding obligations by surrendering shares equal in fair market value to the exercise price or withholding obligation.

(2) The amounts shown in this table represent hypothetical gains that could be achieved for the respective options if exercised at the end of the option term. These gains are based on assumed rates of stock appreciation of 5% and 10% compounded annually from the date the respective options were granted to their expiration date. The gains shown are net of the option exercise price, but do not include deductions for taxes or other expenses associated with the exercise. Actual gains, if any, on stock option exercises will depend on the future performance of the common stock of the granting corporation, the optionee's continued employment through the option period and the date on which the options are exercised.

(3) These options were granted under stock option plans maintained by Thermo Electron companies other than the Corporation and accordingly are reported as a percentage of total options granted to employees of Thermo Electron and its subsidiaries.

STOCK OPTIONS EXERCISED DURING FISCAL 1997 AND FISCAL YEAR-END OPTION VALUES

     The following table reports certain information regarding stock option exercises during fiscal 1997 and outstanding stock options held at the end of fiscal 1997 by the Corporation's chief executive officer and the other named executive officer. No stock appreciation rights were exercised or were outstanding during fiscal 1997.


                         AGGREGATED OPTION EXERCISES IN FISCAL 1997 AND FISCAL 1997 YEAR-END OPTION VALUES
------------------------------------------------------------------------------------------------------------------------------------


                                                                             NUMBER OF
                                                                           UNEXERCISED
                                                                         OPTIONS AT FISCAL         VALUE OF
                                           SHARES                             YEAR-END            UNEXERCISED
                                         ACQUIRED ON       VALUE           (EXERCISABLE/         IN-THE-MONEY
       NAME              COMPANY          EXERCISE       REALIZED (1)     UNEXERCISABLE) (2)        OPTIONS
       ----              -------          --------       -----------      ------------------     -----------
Lewis J. Ribich     Thermo Sentron            --             --             100,700  /0            $183,528  /--
                    Thermo Electron           --             --              21,425  /0            $240,102  /--
                    Thermedics                --             --              51,600  /0            $317,534  /--
                    Thermo Fibergen           --             --               2,000  /0                  $0  /--
                    ThermoSpectra             --             --                 800  /0              $2,700  /--
------------------------------------------------------------------------------------------------------------------------------------


M. Preston Luman    Thermo Sentron            --             --              40,700  /0             $23,428  /--
                    Thermo Electron           --             --               4,100  /0                $499  /--
                    Thermedics                --             --              10,000  /0             $63,330  /--
------------------------------------------------------------------------------------------------------------------------------------



(1) Amounts shown in this column do not necessarily represent actual value realized from the sale of the shares acquired upon exercise of the option because in many cases the shares are not sold on exercise but continue to be held by the executive officer exercising the option. The amounts shown represent the difference between the option exercise price and the market price on the date of exercise, which is the amount that would have been realized if the shares had been sold immediately upon exercise.

(2) All of the options reported outstanding at the end of the fiscal year are immediately exercisable. In all cases, the shares acquired upon exercise of the options reported in the table are subject to repurchase by the granting corporation at the exercise price if the optionee ceases to be employed by such corporation or any other Thermo Electron company. The granting corporation may exercise its repurchase rights within six months after the termination of the optionee's employment. The repurchase rights generally lapse ratably over a five- to ten-year period, depending on the option term, which may vary from seven to twelve years, provided that the optionee continues to be employed by the Corporation or another Thermo Electron company. Certain options have three-year terms and the repurchase rights lapse in their entirety on the second anniversary of the grant date. The granting corporation may permit the holder of options to exercise options and to satisfy tax withholding obligations by surrendering shares equal in fair market value to the exercise price or withholding obligation.


                   COMMITTEE REPORT ON EXECUTIVE COMPENSATION


EXECUTIVE COMPENSATION

     All decisions on compensation for the Corporation's executive officers are made by the human resources committee of the board of directors (the "Committee"). In reviewing and establishing total cash compensation and stock-based compensation for executives, the Committee follows guidelines established by the human resources committees of the board of directors of its parent companies, Thermo Electron and Thermedics. The executive compensation program presently consists of annual base salary ("salary"), short-term incentives in the form of annual cash bonuses, and long-term incentives in the form of stock options (collectively referred to as "total compensation").

     The Committee believes that the total compensation of executive officers should reflect the scope of their responsibilities, the success of the Corporation, and the contributions of each executive to that success. In addition, the Committee believes that base salaries should approximate the mid-point of competitive salaries derived from market surveys and that short-term and long-term incentive compensation should reflect the performance of the Corporation and the contributions of each executive.


ESTABLISHING COMPETITIVENESS

     External competitiveness is an important element of the Committee's compensation policy. The competitiveness of the Corporation's total compensation for its executives is assessed by comparing it to market data provided by compensation consultants and by participating in annual executive compensation surveys, primarily "Project 777," an executive compensation survey prepared by Management Compensation Services, a division of Hewitt Associates. The majority of firms represented in the Project 777 survey are included in the Standard & Poor's 500 Index, but do not necessarily correspond to the companies included in the Corporation's peer group index, the Dow Jones Total Return Index for the Diversified Technology Industry Group.

     Principles of internal equity are also central to the Committee's compensation policies. Total compensation considered for the Corporation's officers, whether cash or stock-based incentives, is also evaluated by comparing it to total compensation of other executives within the Thermo Electron organization with comparable levels of responsibility for comparably sized business units.

     The process for determining each of these elements for the Corporation's executive officers is outlined below. For its review of the compensation of the other officers of the Corporation, the Committee follows a substantially similar process.


     BASE SALARY

     Base salaries are intended to approximate the mid-point of competitive salaries for similar organizations of comparable size and complexity to the Corporation. Executive salaries are adjusted gradually over time and only as necessary to meet this objective. Increases in base salary may be moderated by other considerations, such as geographic or regional market data, industry trends or internal fairness within the Corporation and Thermo Electron. It is the Committee's intention that over time the base salaries for the chief executive officer and the other named executive officers will approximate the mid-point of competitive data. The salary increases in 1997 for the chief executive officer and the other named executive officer generally reflect this practice of gradual increases and moderation.


     CASH BONUS

     The Committee establishes a median potential bonus for each executive by using the market data on total cash compensation from the same executive compensation surveys as used to determine salaries. Specifically, the median potential bonus plus the salary of an executive officer is approximately equal to the mid-point of competitive total cash compensation for a similar position and level of responsibility in businesses having comparable sales and complexity to the Corporation. The actual bonus awarded to an executive officer may range from zero to three times the median potential bonus. The value within the range (the bonus multiplier) is determined at the end of each year by the Committee in its discretion. The Committee exercises its discretion by evaluating each executive's performance using a methodology developed by its parent corporation, Thermo Electron, and applied throughout the Thermo Electron organization. The methodology incorporates measures of operating returns which are designed to measure profitability and contributions to shareholder value, and are measures of corporate and divisional performance that are evaluated using graphs developed by Thermo Electron intended to reward performance that is perceived as above average and to penalize performance that is perceived as below average. The measures of operating returns used in the Committee's determinations in fiscal 1997 measured return on net assets, growth in income, and return on sales, and the Committee's determinations also included a subjective evaluation of the contributions of each executive that are not captured by operating measures but are considered important to the creation of long-term value for the Stockholders. These measures of achievements are not financial targets that are met, not met or exceeded. The relative weighting of the operating measures and subjective evaluation varies among the executives, depending on their roles and responsibilities within the organization.

     The bonuses for named executive officers approved by the Committee with respect to fiscal 1997 performance in each instance exceeded the median potential bonus.

     STOCK OPTION PROGRAM

     The primary goal of the Corporation and its parent companies is to excel in the creation of long-term value for the Stockholders. The principal incentive tool used to achieve this goal is the periodic award to key employees of options to purchase common stock of the Corporation and other Thermo Electron companies.

     The Committee and management believe that awards of stock options to purchase the shares of both the Corporation and other companies within the Thermo Electron group of companies accomplish many objectives. The grant of options to key employees encourages equity ownership in the Corporation, and closely aligns management's interests to the interests of all the Stockholders. The emphasis on stock options also results in management's compensation being closely linked to stock performance. In addition, because they are subject to vesting periods of varying durations and to forfeiture if the employee leaves the Corporation prematurely, stock options are an incentive for key employees to remain with the Corporation long-term. The Committee believes stock option awards in its parent companies, Thermo Electron and Thermedics, and the other majority-owned subsidiaries of Thermo Electron and Thermedics, are an important tool in providing incentives for performance within the entire organization.

     In determining awards, the Committee considers for each officer the annual value of all options to purchase shares of the Corporation and other companies within the Thermo Electron organization that vest in the next year and compares the individual's total compensation using this value to competitive data. The Committee uses a modified Black-Scholes option pricing model to determine the value of an option award. In addition, the Committee considers the aggregate amount of net awards to purchase shares of Common Stock granted to all employees over the last five years to monitor the number of aggregate awards to all employees. In reviewing the aggregate number of awards, the Committee considers such factors as the size of the company, its stage of development, and its growth strategy, as well as the aggregate awards and option practices of comparably situated companies.

     The Committee periodically awards stock options based on its assessment of the total compensation of each executive, the actual and anticipated contributions of each executive (which includes a subjective assessment by the Committee of the value of the executive's future potential within the organization), as well as the value of previously awarded options as described above. Such discretionary option awards were made to the named executive officers in 1997. In addition, certain option awards made to the named executive officers in 1997 with respect to the common stock of Thermo Electron were made as part of Thermo Electron's overall stock option program and were determined by the human resources committee of its board of directors using a similar analysis.


STOCK OWNERSHIP AND RETENTION POLICIES

     The Corporation's compensation program is also designed to encourage executives to own shares of the Corporation's Common Stock. The Committee believes that encouraging executives to retain stock acquired through its stock option program provides additional incentive for executive officers to follow strategies designed to maximize long-term value to Stockholders.

     There are several elements to the Corporation's stock retention program. For example, the Committee annually awards stock options based upon an executive's ownership of the Corporation's Common Stock and unexercised, vested rights to acquire such stock during the prior year. These option awards are independent of the award of stock options as an incentive for management performance.

     In 1997, the Committee granted options to purchase Common Stock to the named executive officers under this program. These options have three-year terms and vest 100% on the second anniversary of grant. Certain options awarded in 1997 to the named executive officers with respect to the common stock of Thermo Electron and Thermedics, respectively, were made under similar programs that awards options to certain eligible employees annually based on the number of shares of the common stock of Thermo Electron or Thermedics, as the case may be, held by the employee, as an incentive to buy and hold such company's common stock.

     The Committee established a stock holding policy for executive officers of the Corporation in 1996 that required executive officers to own a multiple of their compensation in shares of the Corporation's Common Stock. For the chief executive officer, the multiple was one times his base salary and reference bonus for the calendar year.

For all other officers, the multiple was one times the officer's base salary. The Committee deemed it appropriate to permit officers to achieve these ownership levels over a three-year period. The policy was amended in 1998 to apply only to the chief executive officer.

     In order to assist officers in complying with the policy, the Committee also adopted in 1996 a stock holding assistance plan under which the Corporation was authorized to make interest-free loans to officers to enable them to purchase shares of the Common Stock in the open market. The loans are required to be repaid upon the earlier of demand or the fifth anniversary of the grant date, unless otherwise authorized by the Committee. During 1996, Mr. Ribich, the Corporation's chief executive officer, and Mr. Luman, the Corporation's vice president, finance and operations, received loans in the principal amounts of $75,384 and $58,320, respectively, under this plan, of which amounts $60,307.20 and $46,663.20, respectively, were outstanding as of April 23, 1998. This plan was also amended in 1998 to apply only to the chief executive officer. During 1997, Mr. Luman received an additional loan in the principal amount of $11,681.70 under the plan, of which amount $9,345.36 was outstanding as of April 23, 1998. See "Relationship with Affiliates - Stock Holding Assistance Plan."

     The Committee also has adopted a policy requiring its executive officers to hold shares of the Corporation's Common Stock acquired upon the exercise of stock options granted by the Corporation. Under this policy, executive officers are required to hold one-half of their net option exercises over a period of five years. The net option exercise is determined by calculating the number of shares acquired upon exercise of a stock option, after deducting the number of shares that could have been traded to exercise the option and the number of shares that could have been surrendered to satisfy tax withholding obligations attributable to the exercise of the options.


POLICY ON DEDUCTIBILITY OF COMPENSATION

     The Committee has also considered the application of Section 162(m) of the Internal Revenue Code to the Corporation's compensation practices. Section 162(m) limits the tax deduction available to public companies for annual compensation paid to senior executives in excess of $1 million unless the compensation qualifies as "performance-based" or is otherwise exempt under
Section 162(m). The annual compensation paid to individual executives does not approach the $1 million threshold, and it is believed that stock incentive plans of the Corporation qualify as "performance-based." Therefore, the Committee does not believe any further action is necessary in order to comply with Section 162(m). From time to time, the Committee will reexamine the Corporation's compensation practices and the effect of Section 162(m).


1997 CEO COMPENSATION

     The salary and bonus of Mr. Ribich are established using the same criteria as described above for the salaries and bonuses of the Corporation's other executive officers. In determining Mr. Ribich's compensation as reported, the Committee considered as part of its subjective evaluation, among other things, his contributions toward the introduction of new products and the identification of strategic acquisitions for the Corporation.

     The Committee awarded to Mr. Ribich options to purchase 40,000 shares of the Common Stock in fiscal 1997. This discretionary award was determined in a manner consistent with awards to other officers, as described above under the caption "Stock Option Program." The award to Mr. Ribich in fiscal 1997 of options to purchase 10,000 shares of the common stock of Thermo Electron was made by the human resources committee of the board of directors of Thermo Electron using a methodology similar to that described for the Corporation. In addition, the Committee annually considers an award of stock options to executive officers of the Corporation, generally based upon the number of shares of Common Stock and unexercised, vested stock options held by the executive during the year, as an incentive to buy and hold Common Stock. The award of stock options to purchase 700 shares of Common Stock to Mr. Ribich in 1997 was made under this program. In addition to stock option awards by the Committee, Mr. Ribich may receive awards to purchase shares of the common stock of the majority-owned subsidiaries of Thermo Electron from time to time as part of Thermo Electron's stock option program due to his position as a chief executive officer of a majority-owned subsidiary of Thermo Electron. The award of stock options to purchase 10,000 shares of the common stock of Thermo Electron to Mr. Ribich in 1997 was made under this program. The awards of options to purchase 100 shares of the common stock of Thermo Electron and 900 shares of the common stock of Thermedics granted to Mr. Ribich in fiscal 1997 were made by the human resources committees of those companies under a program that awards options to certain eligible employees annually based on the number of shares of the common stock of Thermo Electron or Thermedics held by the employee, as an incentive to buy and hold such company's shares.



                           Donald E. Noble (Chairman)
                                 Peter Richman

                         COMPARATIVE PERFORMANCE GRAPH

     The Securities and Exchange Commission requires that the Corporation include in this proxy statement a line-graph presentation comparing cumulative, five-year shareholder returns for the Corporation's Common Stock with a broad-based market index and either a nationally recognized industry standard or an index of peer companies selected by the Corporation. The Corporation's Common Stock has been publicly traded only since March 27, 1996 and, as a result, the following graph commences as of such date. The Corporation has compared its performance with the American Stock Exchange Market Value Index and the Dow Jones Total Return Index for the Diversified Technology Industry Group as of the last trading day of the Corporation's fiscal year.


             COMPARISON OF TOTAL RETURN AMONG THERMO SENTRON INC.,
 THE AMERICAN STOCK EXCHANGE MARKET VALUE INDEX AND THE DOW JONES TOTAL RETURN
  INDEX FOR THE DIVERSIFIED TECHNOLOGY INDUSTRY GROUP FROM MARCH 27, 1996 TO
                                JANUARY 2, 1998

                             [GRAPH APPEARS HERE]

                     -------------------------------------
                             3/27/96    12/27/96    1/2/98
                     -------------------------------------
                     TSR       100         76         59
                     -------------------------------------
                     AMEX      100        102        124
                     -------------------------------------
                     DJ DTC    100        121        138
                     -------------------------------------


     The total return for the Corporation's Common Stock (TSR), the American Stock Exchange Market Value Index (AMEX) and the Dow Jones Total Return Index for the Diversified Technology Industry Group (DJ DTC) assumes the reinvestment of dividends, although dividends have not been declared on the Corporation's Common Stock. The American Stock Exchange Market Value Index tracks the aggregate performance of equity securities of companies listed on the American Stock Exchange. The Corporation's Common Stock is traded on the American Stock Exchange under the ticker symbol "TSR."


                          RELATIONSHIP WITH AFFILIATES

     Thermo Electron has adopted a strategy of selling a minority interest in subsidiary companies to outside investors as an important tool in its future development. As part of this strategy, Thermo Electron and certain of its subsidiaries have created several privately and publicly held subsidiaries, and Thermedics Inc. has created the Corporation as a publicly held, majority-owned subsidiary. From time to time, Thermo Electron and its subsidiaries will create other majority-owned subsidiaries as part of its spinout strategy. (The Corporation and such other majority-owned Thermo Electron subsidiaries are hereinafter referred to as the "Thermo Subsidiaries.")

     Thermo Electron and each of the Thermo Subsidiaries recognize that the benefits and support that derive from their affiliation are essential elements of their individual performance. Accordingly, Thermo Electron and each of the Thermo Subsidiaries, including the Corporation, have adopted the Thermo Electron Corporate Charter (the

"Charter") to define the relationships and delineate the nature of such cooperation among themselves. The purpose of the Charter is to ensure that (1) all of the companies and their stockholders are treated consistently and fairly,
(2) the scope and nature of the cooperation among the companies, and each company's responsibilities, are adequately defined, (3) each company has access to the combined resources and financial, managerial and technological strengths of the others, and (4) Thermo Electron and the Thermo Subsidiaries, in the aggregate, are able to obtain the most favorable terms from outside parties.

     To achieve these ends, the Charter identifies the general principles to be followed by the companies, addresses the role and responsibilities of the management of each company, provides for the sharing of group resources by the companies and provides for centralized administrative, banking and credit services to be performed by Thermo Electron. The services provided by Thermo Electron include collecting and managing cash generated by members, coordinating the access of Thermo Electron and the Thermo Subsidiaries (the "Thermo Group") to external financing sources, ensuring compliance with external financial covenants and internal financial policies, assisting in the formulation of long-range planning and providing other banking and credit services. Pursuant to the Charter, Thermo Electron may also provide guarantees of debt or other obligations of the Thermo Subsidiaries or may obtain external financing at the parent level for the benefit of the Thermo Subsidiaries. In certain instances, the Thermo Subsidiaries may provide credit support to, or on behalf of, the consolidated entity or may obtain financing directly from external financing sources. Under the Charter, Thermo Electron is responsible for determining that the Thermo Group remains in compliance with all covenants imposed by external financing sources, including covenants related to borrowings of Thermo Electron or other members of the Thermo Group, and for apportioning such constraints within the Thermo Group. In addition, Thermo Electron establishes certain internal policies and procedures applicable to members of the Thermo Group. The cost of the services provided by Thermo Electron to the Thermo Subsidiaries is covered under existing corporate services agreements between Thermo Electron and each of the Thermo Subsidiaries.

     The Charter presently provides that it shall continue in effect so long as Thermo Electron and at least one Thermo Subsidiary participate. The Charter may be amended at any time by agreement of the participants. Any Thermo Subsidiary, including the Corporation, can withdraw from participation in the Charter upon 30 days' prior notice. In addition, Thermo Electron may terminate a subsidiary's participation in the Charter in the event the subsidiary ceases to be controlled by Thermo Electron or ceases to comply with the Charter or the policies and procedures applicable to the Thermo Group. A withdrawal from the Charter automatically terminates the corporate services agreement and tax allocation agreement (if any) in effect between the withdrawing company and Thermo Electron. The withdrawal from participation does not terminate outstanding commitments to third parties made by the withdrawing company, or by Thermo Electron or other members of the Thermo Group, prior to the withdrawal. In addition, a withdrawing company is required to continue to comply with all policies and procedures applicable to the Thermo Group and to provide certain administrative functions mandated by Thermo Electron so long as the withdrawing company is controlled by or affiliated with Thermo Electron.

     As provided in the Charter, the Corporation and Thermo Electron have entered into a Corporate Services Agreement (the "Services Agreement") under which Thermo Electron's corporate staff provides certain administrative services, including certain legal advice and services, risk management, employee benefit administration, tax advice and preparation of tax returns, centralized cash management and financial and other services to the Corporation. The Corporation was assessed an annual fee equal to 1.0% of the Corporation's revenues for these services for fiscal 1996 and 1997. The annual fee has been reduced to 0.8% of the Corporation's total revenues for fiscal 1998. The fee is reviewed annually and may be changed by mutual agreement of the Corporation and Thermo Electron. During fiscal 1997, Thermo Electron assessed the Corporation $787,000 in fees under the Services Agreement. Management believes that the charges under the Services Agreement are reasonable and that the terms of the Services Agreement are fair to the Corporation. For items such as employee benefit plans, insurance coverage and other identifiable costs, Thermo Electron charges the Corporation based on charges attributable to the Corporation. The Services Agreement automatically renews for successive one-year terms, unless canceled by the Corporation upon 30 days' prior notice. In addition, the Services Agreement terminates automatically in the event the Corporation ceases to be a member of the Thermo Group or ceases to be a participant in the Charter. In the event of a termination of the Services Agreement, the Corporation will be required to pay a termination fee equal to the fee that was paid by the Corporation for services under the Services Agreement for the nine-month period prior to termination. Following termination, Thermo Electron may provide certain administrative services on an as-requested basis by the Corporation or as required in order to meet the Corporation's obligations under Thermo Electron's policies and procedures. Thermo Electron will charge the Corporation a fee equal to the market rate for comparable services if such services are provided to the Corporation following termination.

     From time to time, the Corporation may transact business with other companies in the Thermo Group.

     The Corporation acts as a distributor for another Thermo Subsidiary. In 1997, the Corporation purchased such products from this Thermo Subsidiary for $583,000.

     In 1997, the Corporation received a ten percent (10%) commission totaling $83,000 from another Thermo Subsidiary which the Corporation earned in connection with assisting in the sale by this subsidiary of its products in Australia.

     The Corporation, along with certain other Thermo Subsidiaries, participates in a notional pool arrangement with ABN AMRO, which includes a $50 million credit facility. Only European-based Thermo Subsidiaries participate in this arrangement. Under this arrangement the Bank notionally combines the positive and negative cash balances held by the participants to calculate the net interest yield/expense for the group. The benefit derived from this arrangement is then allocated based on balances attributable to the respective participants. Thermo Electron guarantees all of the obligations of each participant in this arrangement. In addition, funds on deposit under this arrangement provide credit support for overdraft obligations of other participants. As of January 3, 1998, the Corporation had a negative cash balance of approximately $773,488, based on an exchange rate of $0.495/NLG 1.00. For 1997, the average annual interest rate earned on NLG deposits by participants in this credit arrangement was approximately 4.8% and the average annual interest rate paid on overdrafts was approximately 4.8%.

     At January 3, 1998, the Corporation owned Thermo Electron and its other subsidiaries an aggregate of $955,000 for amounts due under the Corporate Services Agreement and related administrative charges, for other products and services, and for miscellaneous items. The largest amount of net indebtedness owned by the Corporation to Thermo Electron and its other subsidiaries since December 29, 1996 was $1,377,000. These amounts do not bear interest and are expected to be paid in the normal course of business.

     As of January 3, 1998, $26,229,000 of the Corporation's cash equivalents were invested pursuant to a repurchase agreement with Thermo Electron. Under this agreement, the Corporation in effect lends excess cash to Thermo Electron, which Thermo Electron collateralizes with investments principally consisting of corporate notes, U.S. government agency securities, money market funds, commercial paper and other marketable securities, in the amount of at least 103% of such obligation. The Corporation's funds subject to the repurchase agreement are readily convertible into cash by the Corporation and have a maturity of three months or less. The repurchase agreement earns a rate based on the 90-day Commercial Paper Composite Rate plus 25 basis points, set at the beginning of each quarter.


STOCK HOLDING ASSISTANCE PLAN

     In 1996, the Corporation adopted a stock holding policy which requires its executive officers to acquire and hold a minimum number of shares of Common Stock. In order to assist the executive officers in complying with the policy, the Corporation also adopted a stock holding assistance plan under which it may make interest-free loans to certain key employees, including its executive officers, to enable such employees to purchase the Common Stock in the open market. During 1996, Mr. Lewis J. Ribich, the Corporation's chief executive officer, and Mr. M. Preston Luman, the Corporation's vice president, each received loans in the respective principal amounts of $75,384 and $58,329 under this plan to purchase 5,200 and 4,800 shares of Common Stock, respectively, of which amounts $60,307.20 and $46,663.20, respectively, were outstanding as of April 23, 1998. During 1997, Mr. Luman received an additional loan in the principal amount of $11,681.70 under the plan to purchase 1,000 shares of Common Stock, of which amount $9,345.36 was outstanding as of April 23, 1998. These loans are repayable upon the earlier of demand or the fifth anniversary of the date of the loan, unless otherwise authorized by the human resources committee of the Corporation's board of directors. This policy and plan were amended in 1998 to apply only to the chief executive officer of the Corporation in the future.

                 APPOINTMENT OF INDEPENDENT PUBLIC ACCOUNTANTS

     The board of directors has appointed Arthur Andersen LLP as independent public accountants for fiscal 1998. Arthur Andersen LLP has acted as independent public accountants for the Corporation since its inception in 1995. Representatives of that firm are expected to be present at the Meeting, will have the opportunity to make a statement if they desire to do so and will be available to respond to questions. The board of directors has established an audit committee, presently consisting of two outside directors, the purpose of which is to review the scope and results of the audit.


                                  OTHER ACTION

     Management is not aware at this time of any other matters that will be presented for action at the Meeting. Should any such matters be presented, the proxies grant power to the proxy holders to vote shares represented by the proxies in the discretion of such proxy holders.


                             STOCKHOLDER PROPOSALS

     Proposals of Stockholders intended to be presented at the 1999 Annual Meeting of the Stockholders of the Corporation must be received by the Corporation for inclusion in the proxy statement and form of proxy relating to that meeting no later than December 29, 1998.


                             SOLICITATION STATEMENT

     The cost of this solicitation of proxies will be borne by the Corporation. Solicitation will be made primarily by mail, but regular employees of the Corporation may solicit proxies personally or by telephone, facsimile transmission or telegram. Brokers, nominees, custodians and fiduciaries are requested to forward solicitation materials to obtain voting instructions from beneficial owners of stock registered in their names, and the Corporation will reimburse such parties for their reasonable charges and expenses in connection therewith.


Minneapolis, Minnesota
April 23, 1998

                                 FORM OF PROXY


                              THERMO SENTRON INC.

        PROXY FOR ANNUAL MEETING OF STOCKHOLDERS TO BE HELD JUNE 1, 1998

          THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS.


     The undersigned hereby appoints John N. Hatsopoulos, Lewis J. Ribich and Melissa F. Riordan, or any one of them in the absence of the others, as attorneys and proxies of the undersigned, with full power of substitution, for and in the name of the undersigned, to represent the undersigned at the Annual Meeting of the Stockholders of Thermo Sentron Inc., a Delaware corporation (the "Company"), to be held on Monday, June 1, 1998, at 1:30 p.m. at The Hyatt Regency Scottsdale Resort at Gainey Ranch, Scottsdale, Arizona, and at any adjournment or postponement thereof, and to vote all shares of common stock of the Company standing in the name of the undersigned on April 3, 1998, with all of the powers the undersigned would possess if personally present at such meeting:



           (IMPORTANT - TO BE SIGNED AND DATED ON THE REVERSE SIDE.)

           Please mark your
[ X ]      votes as in this
           example.

1.  ELECTION OF DIRECTORS OF THE COMPANY (see reverse).

          FOR       [    ]          WITHHELD  [    ]

______________________________________
FOR all nominees listed at right, except authority to vote withheld for the following nominees (if any)

NOMINEES: Marshall J. Armstrong, Donald E. Noble, Lewis J. Ribich, Peter Richman and John W. Wood Jr.

2. In their discretion on such other matters as may properly come before the Meeting.

THE SHARES REPRESENTED BY THIS PROXY WILL BE VOTED "FOR" THE PROPOSALS SET FORTH ABOVE IF NO INSTRUCTION TO THE CONTRARY IS INDICATED OR IF NO INSTRUCTION IS GIVEN.

Copies of the Notice of Meeting and of the Proxy Statement have been received by the undersigned.

PLEASE DATE, SIGN AND PROMPTLY RETURN THIS PROXY IN THE ENCLOSED ENVELOPE.

SIGNATURE(S)_______________________________________   DATE_________________

NOTE: This proxy should be dated, signed by the shareholder(s) exactly as his or her name appears hereon, and returned promptly in the enclosed envelope. Persons signing in a fiduciary capacity should so indicate. If shares are held by joint tenants or as community property, both should sign.